Exhibit 99.1

Global Partners Reports Second-Quarter 2023 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 4, 2023--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the second quarter ended June 30, 2023.

“We delivered solid second-quarter results with Wholesale and GDSO performing above our expectations,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “In June, we began operating the 64 Houston-area convenience and fueling facilities acquired in our previously disclosed joint venture with ExxonMobil, expanding our presence into Texas. The expansion of our retail footprint reflects the continued execution of our overall growth strategy: to acquire, invest and optimize.”

Financial Highlights

Net income was $41.4 million, or $1.05 per diluted common limited partner unit, for the second quarter of 2023, compared with net income of $162.8 million, or $4.61 per diluted common limited partner unit, in the same period of 2022.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $90.7 million in the second quarter of 2023 compared with $211.8 million in the same period of 2022.

Adjusted EBITDA was $91.6 million in the second quarter of 2023 versus $134.9 million in the same period of 2022.

Distributable cash flow (DCF) was $54.8 million in the second quarter of 2023 compared with $178.2 million in the same period of 2022.

Net income, EBITDA and DCF for the second quarter of 2022 included a net gain on sale and disposition of assets of $76.8 million, primarily related to the sale of the Partnership’s terminal in Revere, Massachusetts in June 2022.

Gross profit in the second quarter of 2023 was $242.7 million compared with $281.5 million in the same period of 2022.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $265.6 million in the second quarter of 2023 compared with $301.9 million in the same period of 2022.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2023, and 2022.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $199.1 million in the second quarter of 2023 compared with $198.9 million in the same period of 2022. Product margin from gasoline distribution decreased to $127.9 million from $129.9 million in the year-earlier period, reflecting a slight decrease in volume sold. Product margin from station operations increased to $71.2 million from $69.0 million in the second quarter of 2022, in part due to the acquisition of Tidewater Convenience in the third quarter of 2022.

Wholesale segment product margin was $59.7 million in the second quarter of 2023 compared with $90.5 million in the same period of 2022, primarily due to less favorable market conditions in distillates and residual oil.

Commercial segment product margin was $6.8 million in the second quarter of 2023 compared with $12.5 million in the same period of 2022, primarily due to less favorable market conditions in bunkering.

Total sales were $3.8 billion in the second quarter of 2023 compared with $5.3 billion in the same period of 2022. Wholesale segment sales were $2.1 billion in the second quarter of 2023 compared with $3.0 billion in the same period of 2022. GDSO segment sales were $1.5 billion in the second quarter of 2023 versus $1.9 billion in the same period of 2022. Commercial segment sales were $226.5 million in the second quarter of 2023 compared with $363.4 million in the second quarter of 2022.

Total volume was 1.3 billion gallons in the second quarter of 2023 and 2022. Wholesale segment volume was 809.6 million gallons in the second quarter of 2023 compared with 792.6 million gallons in the same period of 2022. GDSO volume was 417.4 million gallons in the second quarter of 2023 compared with 422.3 million gallons in the same period of 2022. Commercial segment volume was 102.5 million gallons in the second quarter of 2023 compared with 95.4 million gallons in the same period of 2022.

Recent Developments

  In June, a joint venture owned by subsidiaries of Global and ExxonMobil Corporation completed its previously disclosed acquisition of 64 Houston-area convenience and fueling facilities. Global manages and operates the facilities.
  Global announced a quarterly cash distribution of $0.6750 ($2.70 on an annualized basis) on all of its outstanding common units for the period from April 1 to June 30, 2023. The distribution will be paid on August 14, 2023 to unitholders of record as of the close of business on August 8, 2023.

Business Outlook

“We have a healthy and well-capitalized balance sheet that continues to position us positively for long-term growth,” Slifka said. “Looking ahead, we remain focused on executing our strategic priorities to maintain our competitive position and drive value for our unitholders.”

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2023 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Sales	$3,831,690	$5,323,650	$7,862,017	$9,824,188
Cost of sales	3,589,031	5,042,174	7,397,294	9,336,474
Gross profit	242,659	281,476	464,723	487,714

Costs and operating expenses:
Selling, general and administrative expenses	66,696	60,870	128,952	117,151
Operating expenses	110,379	108,525	218,732	207,758
Amortization expense	2,018	2,117	4,102	4,616
Net loss (gain) on sale and disposition of assets	884	(76,849)	(1,244)	(81,760)
Total costs and operating expenses	179,977	94,663	350,542	247,765

Operating income	62,682	186,813	114,181	239,949

Other income (expense):
Income from equity method investment	1,204	-	1,204	-
Interest expense	(21,806)	(21,056)	(43,874)	(42,530)

Income before income tax expense	42,080	165,757	71,511	197,419

Income tax expense	(691)	(2,950)	(1,091)	(4,127)

Net income	41,389	162,807	70,420	193,292

Less: General partner's interest in net income, including incentive distribution rights	2,339	2,166	4,121	3,343
Less: Preferred limited partner interest in net income	3,463	3,463	6,926	6,926

Net income attributable to common limited partners	$35,587	$157,178	$59,373	$183,023

Basic net income per common limited partner unit (1)	$1.05	$4.63	$1.75	$5.39

Diluted net income per common limited partner unit (1)	$1.05	$4.61	$1.75	$5.37

Basic weighted average common limited partner units outstanding	33,986	33,928	33,986	33,940

Diluted weighted average common limited partner units outstanding	34,006	34,066	34,008	34,074

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$11,044	$4,040
Accounts receivable, net	430,792	478,837
Accounts receivable - affiliates	10,745	2,380
Inventories	343,866	566,731
Brokerage margin deposits	15,647	23,431
Derivative assets	16,539	19,848
Prepaid expenses and other current assets	72,354	73,992
Total current assets	900,987	1,169,259

Property and equipment, net	1,199,986	1,218,171
Right of use assets, net	271,051	288,142
Intangible assets, net	22,753	26,854
Goodwill	427,715	427,780
Equity method investment	70,686	-
Other assets	43,732	30,679

Total assets	$2,936,910	$3,160,885

Liabilities and partners' equity
Current liabilities:
Accounts payable	$398,648	$530,940
Working capital revolving credit facility - current portion	89,400	153,400
Lease liability - current portion	60,102	64,919
Environmental liabilities - current portion	4,941	4,606
Trustee taxes payable	55,992	42,972
Accrued expenses and other current liabilities	140,236	156,964
Derivative liabilities	5,027	17,680
Total current liabilities	754,346	971,481

Working capital revolving credit facility - less current portion	-	-
Revolving credit facility	119,000	99,000
Senior notes	741,867	741,015
Long-term lease liability - less current portion	218,879	231,427
Environmental liabilities - less current portion	62,419	64,029
Financing obligations	140,235	141,784
Deferred tax liabilities	66,159	66,400
Other long-term liabilities	58,473	57,305
Total liabilities	2,161,378	2,372,441

Partners' equity	775,532	788,444

Total liabilities and partners' equity	$2,936,910	$3,160,885

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$39,023	$41,034	$59,409	$38,749
Distillates and other oils (1)	20,699	49,541	53,446	98,914
Total	59,722	90,575	112,855	137,663
Gasoline Distribution and Station Operations segment:
Gasoline distribution	127,883	129,852	248,699	244,738
Station operations	71,196	69,008	133,926	127,105
Total	199,079	198,860	382,625	371,843
Commercial segment	6,757	12,512	14,884	20,653
Combined product margin	265,558	301,947	510,364	530,159
Depreciation allocated to cost of sales	(22,899)	(20,471)	(45,641)	(42,445)
Gross profit	$242,659	$281,476	$464,723	$487,714

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	41,389	$162,807	$70,420	$193,292
Depreciation and amortization	26,797	24,951	53,445	51,652
Interest expense	21,806	21,056	43,874	42,530
Income tax expense	691	2,950	1,091	4,127
EBITDA	90,683	211,764	168,830	291,601
Net loss (gain) on sale and disposition of assets	884	(76,849)	(1,244)	(81,760)
Adjusted EBITDA	$91,567	$134,915	$167,586	$209,841

Reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA
Net cash provided by operating activities	$265,262	$362,565	$245,937	$385,193
Net changes in operating assets and liabilities and certain non-cash items	(197,076)	(174,807)	(122,072)	(140,249)
Interest expense	21,806	21,056	43,874	42,530
Income tax expense	691	2,950	1,091	4,127
EBITDA	90,683	211,764	168,830	291,601
Net loss (gain) on sale and disposition of assets	884	(76,849)	(1,244)	(81,760)
Adjusted EBITDA	$91,567	$134,915	$167,586	$209,841

Reconciliation of net income to distributable cash flow
Net income	$41,389	$162,807	$70,420	$193,292
Depreciation and amortization	26,797	24,951	53,445	51,652
Amortization of deferred financing fees	1,364	1,347	2,711	2,737
Amortization of routine bank refinancing fees	(1,155)	(1,138)	(2,293)	(2,319)
Maintenance capital expenditures	(13,595)	(9,778)	(23,155)	(17,296)
Distributable cash flow (2)(3)(4)	54,800	178,189	101,128	228,066
Distributions to preferred unitholders (5)	(3,463)	(3,463)	(6,926)	(6,926)
Distributable cash flow after distributions to preferred unitholders	$51,337	$174,726	$94,202	$221,140

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$265,262	$362,565	$245,937	$385,193
Net changes in operating assets and liabilities and certain non-cash items	(197,076)	(174,807)	(122,072)	(140,249)
Amortization of deferred financing fees	1,364	1,347	2,711	2,737
Amortization of routine bank refinancing fees	(1,155)	(1,138)	(2,293)	(2,319)
Maintenance capital expenditures	(13,595)	(9,778)	(23,155)	(17,296)
Distributable cash flow (2)(3)(4)	54,800	178,189	101,128	228,066
Distributions to preferred unitholders (5)	(3,463)	(3,463)	(6,926)	(6,926)
Distributable cash flow after distributions to preferred unitholders	$51,337	$174,726	$94,202	$221,140

(1) Segment reporting results for the three and six months ended June 30, 2022 have been reclassified within the Wholesale segment to conform to the Partnership's current presentation. Specifically, results from crude oil previously shown separately are included in distillates and other oils as results from crude oil are immaterial.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow for each of the three and six months ended June 30, 2023 includes $1.2 million of income from the equity method investment related to the Partnership's 49.99% interest in its Spring Partners Retail LLC joint venture.

(4) Distributable cash flow for the three and six months ended June 30, 2022 includes a net gain on sale and disposition of assets of $76.8 million and $81.7 million, respectively, primarily related to the sale of the Partnership's terminal in Revere, Massachusetts in June 2022.

(5) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Chief Legal Officer and Secretary
Global Partners LP
(781) 894-8800